EXHIBIT 10.4.2
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                               AMENDMENT NUMBER 1

             EXTENDED SYSTEMS INCORPORATED 1998 DIRECTOR OPTION PLAN

Extended Systems Incorporated, pursuant to and in accordance with the provisions of Section 11 of the Extended Systems Incorporated 1998 Director Option Plan, does hereby amend said Plan, effective as of January 23, 2001, as follows:

2. Section 2, paragraph (h), titled "Fair Market Value", subparagraph (i), is replaced in its entirety with the following sentence:

            "If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable;"

3.   To section 2, add the following definition as subparagraph (r),

            '"Annual Meeting of Stockholders" means the annual meeting of stockholders held each year on a date and at a time designated by the Board and as defined in the Company's bylaws.

4.   Section 4, paragraph (a), titled Procedure for Grants, subparagraph (vi)
     (D), is replaced in its entirety with the following sentence:

            "subject to Section 10, hereof, the Subsequent Option shall become vested and exercisable, in whole or in part, on the earlier of the first anniversary of the date of grant or the date of the next Annual Meeting of Stockholders."